EXHIBIT 99.1

Company Contact:	Investor Relations Contact:
Michael Anthofer	Moriah Shilton
Chief Financial Officer	Director, Investor Relations
408-321-6711	408-321-6713

US PATENT AND TRADEMARK OFFICE WITHDRAWS RIGHT OF

APPEAL NOTICE IN ‘419 PATENT REEXAMINATION

- Returns ‘419 Patent to Examiner for Additional Proceedings -

San Jose, Calif., Nov. 5, 2008 – Tessera Technologies, Inc. (Nasdaq: TSRA) announced that the U.S. Patent and Trademark Office (PTO) has withdrawn the Right of Appeal Notice it issued on Sept. 17, 2008 and agreed to reopen prosecution of the inter partes reexamination of Tessera’s U.S. Patent No. 6,433,419 (‘419 patent). The PTO also granted Tessera’s request to have the record include certain additional materials previously filed by Tessera in response to the Action Closing Prosecution.

On June 13, 2008, the examiner issued an Action Closing Prosecution and followed in September with a Right of Appeal Notice, which typically is the final step before appeal. Upon review of a request filed by Tessera, the PTO determined that the ‘419 patent reexamination must remain with the examiner for further review and issuance of a new office action instead of being sent to the Board of Patent Appeals and Interferences for appeal.

The ‘419 patent is being asserted in the U.S. International Trade Commission (ITC) Investigation No. 337-TA-605 (Wireless ITC action) and Investigation No. 337-TA-649 (the Subcon ITC Action) and was recently found valid and enforceable by unanimous decision of the arbitration panel in the company’s dispute with Amkor Technology, Inc.

About Tessera Technologies, Inc.

Tessera is a leading provider of miniaturization technologies for the electronics industry. The company licenses its innovations, as well as delivers products based on these innovations to promote the development of the supply chain infrastructure, thus enabling manufacturers to get the right product to market, at the right time. Tessera is headquartered in San Jose, California. For information call 1.408.321.6000 or go to www.tessera.com.

Safe Harbor Statement

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected. Material factors that may cause results to differ from the statements made include delays, setbacks or losses relating to our intellectual property or intellectual property litigations, or any invalidation or limitation of our key patents; fluctuations in our operating results due to the timing of new license agreements and royalties, or due to legal costs; changes in patent laws, regulation or enforcement, or other factors that might affect our ability to protect our intellectual property; the risk of a decline in demand for semiconductor products; failure by the industry to adopt our technologies; competing technologies; the future expiration of our patents; the future expiration of our license agreements and the cessation of related royalty income; the failure or refusal of licensees to pay royalties; failure to achieve the growth prospects and synergies expected from acquisition transactions; and delays and challenges associated with integrating acquired companies with our existing businesses. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Tessera’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2007 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, include more information about factors that could affect the company’s financial results.

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